Exhibit 10.1

September 10, 2014

Mr. Jerome Rossi

The TJX Companies, Inc.

770 Cochituate Road

Framingham, MA 01701

Re:	Letter Agreement

Dear Jerry:

By this letter agreement (this “Letter Agreement”), you and The TJX Companies, Inc. (“TJX”) confirm that you are scheduled to retire from TJX on January 31, 2015 (the “Retirement Date”) on the terms set forth herein and in your employment agreement with TJX dated as of January 29, 2012 (as amended by the side letter dated January 31, 2014, the “Employment Agreement”). This Letter Agreement is intended to summarize, for the avoidance of doubt, the benefits to which you will be entitled upon your retirement on the Retirement Date (“Retirement”) pursuant to your Employment Agreement and to reflect our mutual agreement as to certain related matters described below. Except as expressly provided herein, your Employment Agreement shall remain in full force and effect.

1.	Effective as of your Retirement or any earlier termination of your employment with TJX, you hereby resign as an executive officer of TJX and from all other offices and other positions (including any directorships or committee memberships) you hold with TJX or its subsidiaries (the “Company”), any Company benefit plans or trusts, and any of its or their affiliates including any Company-related foundations. You agree to sign and submit all documentation requested by the Company to confirm or effectuate these resignations. You further agree that you shall have no right, power or authority to bind TJX or any of its affiliates to the fulfillment of any condition, contract or obligation or to create any liability binding on TJX or any of its affiliates at any time from and after your Retirement or any earlier termination of employment with the Company.

2.	Upon your Retirement and assuming no earlier termination of your employment with the Company, you will be eligible for the following, subject to your satisfaction of your obligations under the Employment Agreement (including, without limitation, Sections 8 and 12 thereof):

a.	As soon as practicable and in all events within 30 days following your Retirement, payment to you of any earned but unpaid base salary and any earned but unused vacation time.

b.

Any payment to which you are entitled under TJX’s Management Incentive Plan for FY15 and TJX’s Long Range Performance Incentive Plan (“LRPIP”) for the FY13-15 cycle, in each case based on actual performance results for such year or cycle and paid at the same time as other awards are paid for such year or cycle; plus any payment to which you would have been entitled under LRPIP for the FY14-16 and FY15-17 cycles had you remained employed by the Company through the end of the applicable cycle, based on actual performance results for such cycles and paid at the same time as other awards are paid for such cycles, except that your LRPIP target award opportunities shall be adjusted to $250,000 for the FY14-16 cycle and to $125,000 for the FY15-17 cycle.

c.	All benefits under TJX’s Stock Incentive Plan (the “Stock Incentive Plan”), in accordance with and subject to the award terms (including, without limitation, special service retirement benefits under stock option award terms) and to your Employment Agreement. Any awards of performance-based restricted stock (“PBRS”) granted to you under the Stock Incentive Plan that remain outstanding as of your Retirement Date shall remain outstanding and eligible to vest in accordance with and subject to the term of the applicable award, with any unsatisfied service-based vesting condition deemed satisfied as of the Retirement Date, except that two-thirds of the PBRS award granted to you in April 2014, and one-third of the PBRS award granted to you in April 2013, shall be immediately forfeited as of the Retirement Date. Assuming no share split or other event described in Section 3(b) of the Stock Incentive Plan occurring prior to the Retirement Date, the number of shares forfeited from the PBRS award granted to you in April 2014 would be 16,000 shares and the number of shares forfeited from the PBRS award granted to you in April 2013 would be 8,000 shares.

d.	All vested benefits under the Company’s deferred compensation and retirement/savings programs (including, for the avoidance of doubt, any vested benefits under TJX’s tax-qualified retirement plans, General Deferred Compensation Plan and Supplemental Executive Retirement Plan), in accordance with and subject to plan terms. Your rights, if any, under Company health and welfare programs, including any rights to COBRA continuation coverage, will be governed by the terms of the applicable program and applicable law. For purposes of and to the extent relevant under provisions of the Company’s nonqualified deferred compensation plans subject to Section 409A of the Internal Revenue Code of 1986, as amended, your separation from service will be deemed to occur at such time as TJX determines in accordance with applicable plan terms, taking into account your obligations under paragraph 3 below.

3.	You agree that you will make yourself available to the Company as a non-employee consultant to the extent provided by and in accordance with the Consulting Agreement between you and TJX of even date herewith (the “Consulting Agreement”).

4.	You acknowledge and agree that: (a) except as expressly provided above or by the terms of any awards under the Stock Incentive Plan, you will not be eligible for any severance or change of control benefits in connection with or following your Retirement; (b) the release requirement set forth in Section 12 of your Employment Agreement will continue to apply as described therein; (c) the transition of your duties and responsibilities during FY15, including without limitation the appointment of Kenneth Canestrari to Senior Executive Vice President, Group President, is not a breach of the Employment Agreement; (d) you continue to be bound by, and the benefits described in this Letter Agreement are subject to, each of your undertakings under Section 8 of the Employment Agreement, with the post-employment portions of the Nonsolicitation Period and the Noncompetition Period (in each case, as defined in said Section 8) commencing on the Retirement Date; and (e) you are subject to any Company policy now in effect or adopted hereafter regarding recovery of incentive compensation adopted pursuant to Section 10D of the Securities Exchange Act of 1934, as amended.

5.	You agree that the payments and benefits described above are in complete satisfaction of any and all compensation and benefits due to you from the Company, whether arising from the Employment Agreement or otherwise, in connection with your Retirement, and that, except as expressly provided in this Letter Agreement (or any consulting fee to which you are entitled under the terms of the Consulting Agreement), nothing further is or will be owed to you by the Company.

6.	All payments required to be made to you by the Company as referenced in this Letter Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. You acknowledge that you have reviewed the provisions of this Letter Agreement with your advisors and agree that the Company shall not be liable to make you whole for any taxes that may become due or payable by reason of any payment, benefit or entitlement referenced in this Letter Agreement, or otherwise.

7.	The rights and obligations of the Company under this Letter Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Your rights and obligations under this Letter Agreement, or under any agreement, plan or award referenced herein, are not assignable except only that stock issuable and awards and payments payable to you after your death shall be made to your estate except as otherwise provided by the applicable plan or award documentation.

Benefits described above are expressly conditioned upon your Retirement; should your employment terminate for any reason prior to your Retirement, or should your Retirement not occur, for whatever reason, the determination of any benefits to which you may be entitled will be governed by your Employment Agreement. If the foregoing is agreeable to you, please so indicate by signing the enclosed copy and returning it to Mr. Greg Flores at TJX, whereupon this Letter Agreement shall be a binding contract between you and TJX, effective as of the date first indicated above.

THE TJX COMPANIES, INC.

By:	/s/ Ernie Herrman

Agreed and accepted:

/s/ Jerome Rossi
Jerome Rossi

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